UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Baldwin, James G.
   One Gateway Center
   19th Floor
   Pittsburgh, PA  15222
2. Issuer Name and Ticker or Trading Symbol
   The Carbide/Graphite Group, Inc.
   CGGI
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   December, 1996
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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  Common Stock, $.01 par va|12/3/9|S   | |4,000             |D  |$19.50     |                   |      |                           |
lue                        |6     |    | |                  |   |           |                   |      |                           |
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  Common Stock, $.01 par va|12/4/9|S   | |12,500            |D  |$19.50     |22,500             |D     |                           |
lue                        |6     |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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  Stock Options (Right|$3.50   |     |    | |           |   |9/13/|8/26/|Common Stock|       |       |35,000      |D  |            |
 to Buy)              |        |     |    | |           |   |95   |01   |            |       |       |            |   |            |
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  Stock Options (Right|$18.25  |     |    | |           |   |7/31/|8/26/|Common Stock|       |       |1,700       |D  |            |
 to Buy) (1)          |        |     |    | |           |   |97   |06   |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1) The plan under which these options were granted also provides for the grant of an additional 1,700 on July
31, 1997 and 1,700 on July 31, 1998, so long as the reporting person continues to be a director of the Company as of the grant dates. The plan provides that the exercise price of these options will be the fair value of the Company's Common Stock as of the close of business on the date of each respective grant. The options will expire ten years from the date of grant.
SIGNATURE OF REPORTING PERSON
Filed by EDGAR -- Manual signature maintained by Company
DATE
   January 9, 1997